Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 15, 2020, relating to the financial statements of Graham Corporation, appearing in the Annual Report on Form 10-K of Graham Corporation for the year ended March 31, 2020.

/s/ Deloitte & Touche LLP

Rochester, New York
November 6, 2020